ADDENDUM A-I I

ABACUS VALUE FUND

ADDENDUM B-I I

FUND ACCOUNTING FEE SCHEDULE

Total charges for Fund Accounting services include fees and out-of-pocket expenses.

Fees will be calculated based upon the average net assets of the Fund for the previous month.  Partial months are not prorated.

SERVICE FEES PER FUND:

The Trust shall pay GFS within ten (10) days after receipt of an invoice from GFS, usually sent at the beginning of each month, a base annual fee plus a basis point and out-of-pocket expenses, as follows:

Fee of $ _______ plus

$_____ for each additional class above one

__ basis points or ____% on net assets to  $100 million

__ basis point s or ____% on net assets greater than $100 million

All special reports and/or analyses requested by the Trust, on behalf of the Fund on Addendum A-II shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

GFS Senior Staff……$ ____ /hour

GFS Junior Staff…….$ ____ /hour

MIS Staff……………$ _____ /hour

OUT-OF-POCKET EXPENSES:

1.

The out-of-pocket charge for equity and bond price quotes will be equal to the charge made to GFS by the provider of such quotes.

$ _____ Domestic and Canadian Equities

$ _____ Options

$ _____ Corp/Gov/Agency Bonds

$ _____ CMO’s

$ _____ International Equities and Bonds

$ _____ Municipal Bonds

$ _____ Money Market Instruments

2.

The out-of-pocket charge for any external data received by GFS in support of the daily net asset value will be charged at cost (i.e., interest rate charges on varying rate instruments).

3.

Global fund accounting fees, defined as funds processing more than __ % in non-domestic assets, are charged at ___ % of the above fees.

4.

There is an additional charge of $ ____ per month for portfolios that transmit daily trades via fax as opposed to in an electronic format.

5.

Pro rata portion of annual SAS 70 review.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Accounting Service Agreement dated ___________, 2005, this __ day of ____________, 2005.

NORTHERN LIGHTS FUND TRUST

    GEMINI FUND SERVICES, LLC

       By:______________________________        By:____________________________

Michael J. Wagner, President

   Andrew Rogers, Senior Vice President

ADDENDUM A-I I FUND

( ABACUS VALUE FUND)

       By:______________________________